Exhibit 99.1

Behringer Harvard Plans Ground-Breaking for Infrastructure

Development at Rio Salado Commerce Park in Phoenix

DALLAS, October 4, 2011 — Behringer Harvard announced today its plans to break ground within 30 days for the first phase of infrastructure development at Rio Salado Commerce Park, a 65-acre land tract that is the last large parcel remaining in the Sky Harbor area of Phoenix, Arizona.

Financing recently provided by Dallas-based Rafkin Lending will allow Behringer Harvard to commence begin improvements including grading; the construction of interior roads, utility connections and a storm water drainage system; and lighting, landscaping and signage. Rio Salado Commerce Park can accommodate the development of up to one million square feet of industrial space and users requiring from two to 50 acres. Ryan Construction Company has been engaged to complete site improvements, and available lots will be marketed by Allen Lowe and Jeff Conrad of Lee & Associates. Lots are expected to be available for sale by January 2012.

“The Rio Salado ground-breaking is just one example of our robust initiatives to access financing in a capital-constrained environment and leverage dynamic market conditions. We are committed to making smart and timely reinvestments designed to enhance the value of assets in our portfolio, despite the tempering effects of a long and slow economic recovery,” said Mr. Samuel A. Gillespie, Chief Operating Officer of Behringer Harvard’s opportunity platform. “Although demand for industrial space in Phoenix is recovering, especially for ‘big box’ distribution centers, new construction has been muted, and there is a very limited supply of land available for industrial development within the city limits of Phoenix. Rio Salado’s proximity to Sky Harbor International Airport, which is less than a mile away, can’t be matched.”

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality alternative investment programs for individual and institutional investors. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than $5 billion and made investments into more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Opportunity REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	Jodi Phillip Richards Partners for Behringer Harvard jodi_phillip@richards.com 214.891.5883

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